November 8, 2017

SRC Energy Significantly Expands Core Greeley Crescent Development Area Through Strategic Acreage Acquisition
DENVER, CO November 8, 2017 (Globe Newswire)—SRC Energy Inc. (NYSE AMEX: SRCI) (“SRC” or the “Company”), an oil and gas exploration and production company focused in the Denver-Julesburg Basin, today announced that it has entered into a Purchase and Sale Agreement (the “Noble Agreement”) to acquire certain undeveloped land and non-operated production from Noble Energy for consideration of $568 million in cash, subject to customary purchase price adjustments.
Transaction Details:

•	Approximately 30,200 net acres adjacent to and south of the Company’s existing acreage in Weld County, Colorado

•	Multiple development pads already permitted

•	High working interest throughout the acreage block

•	Substantially all leasehold is held by production

•	Over 600 gross locations supporting mid- or long-lateral design

•	Third quarter 2017 estimated net daily production from the non-operated properties was ~2,500 BOE/d

The acquisition of undeveloped lands and non-operated production is expected to close in December of 2017. The Noble Agreement contemplates a second closing for operated properties. The purchase price for those properties is designated as $40 million; however, the price paid will be determined based on the production of the wells conveyed at that future date. The closings are subject to the completion of customary due diligence and closing conditions. SRC intends to finance the purchase price of the acquisition with proceeds from financing transactions and current liquidity.

The acreage to be acquired represents a 50% increase in the Company’s leasehold and a 55% increase in drillable locations. Combined with SRC’s existing acreage, this results in a consolidated core position of approximately 90,000 net acres. This contiguous footprint creates further opportunities to drive operational efficiencies with over 1,700 gross well locations identified that have, predominantly, mid- and long-lateral design.

Management Comment
“This transaction solidifies SRC’s position as a leading DJ Basin operator with a deep inventory of efficient, high return development opportunities combined with a conservative balance sheet. The operating efficiencies that we have gained over the past few quarters will transfer smoothly to this new acreage. We will begin working on our expanded position immediately with planning, permitting and infrastructure buildout. As substantially all of the acreage is held by production, we will take a measured approach before adding additional capital,” stated Lynn A. Peterson, Chairman and CEO of SRC Energy.

About SRC Energy Inc.
SRC Energy Inc. is a domestic oil and natural gas exploration and production company. SRC's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Company's corporate offices are located in Denver, Colorado. More company news and information about SRC is available at www.srcenergy.com.

November 8, 2017

Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements herein include statements regarding the expected closing and benefits to the Company of the pending transaction, related financing transactions, future drilling locations and potential efficiencies, future returns and capital projects and the integration of the acquired assets. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: a potential inability to complete the acquisition and/or the related financing transactions in a timely manner or at all or to achieve the expected benefits of the acquisition; the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com